EXHIBIT 2.12
Advance DERIVATIVE AGREEMENT – SWAP No. 08L13596

I – PARTIES

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A., headquartered in the City of São Paulo, State of São Paulo, at Avenida Eusébio Matoso, 89I, corporate taxpayer register CNPJ/MF No. 33.700.394/000I-40, represented according to its Bylaws, hereinafter simply referred to as UNIBANCO

NAME: TIM CELULAR SA	CNPJ/CPF: 04.206.050/0001-80
ADDRESS: RUA GIOVANNI GRONCHI, 7143
CITY: SÃO PAULO	STATE: SP
INVESTMENT ACCOUNT RESTRICTED TO CURRENT ACCOUNT No. BRANCH
Hereinafter simply referred to as CONTRACTING PARTY, hereby represented according to its Bylaws/Articles of Incorporation.

II – CONDITIONS OF THE TRANSACTION

1. Base Value of Transaction:	R$ 8,841,553.23 (eight million, eight hundred and forty-one thousand, five hundred and fifty-three reais and twenty-three cents)
2. Parameter of UNIBANCO:	100.00% OF CDI (Interbank Deposit Certificate) – Cetip (Clearing Chamber) + 4.3000 p.a. exponential
3. Parameter of CONTRACTING PARTY:	Dollar USA + 3,50000 a.a. linear
4. Exchange Rate (when applicable) a) initial R$/Currency: b) for liquidation:	R$ 2.3956 SISBACEN (Central Bank Information System) – Ptax 800, option 5, sale quotation of the business day immediately prior to the start date of the transaction.
5. Period of Transaction:	181 running days
6. Due Date:	06/29/2009
7. Calculation Agent: UNIBANCO

The Parties indicated and identified above resolve to enter into this DERIVATIVE AGREEMENT – SWAP, hereinafter simply referred to as Contract, which will be governed by the following clauses and conditions:

PURPOSE

1. By force of this Contract, UNIBANCO and CONTRACTING PARTY reciprocally undertake to pay the sums determined based on the respective Parameters and verified according to the criteria established in this Contract, with the effect of the change of risk of oscillations of these Parameters.

i) UNIBANCO, in compliance with the terms of Clause 2, below, undertakes to pay to CONTRACTING PARTY, on the Due Date (stipulated in item 6 of Chart II) the result verified according to Clause 1.1, calculated based on the Parameter of the CONTRACTING PARTY; and

ii) the CONTRACTING PARTY, in compliance with the terms of Clause 2 below undertakes to pay to UNIBANCO, on the Due Date, the result verified in clause 1.1., calculated based on the Parameter or UNIBANCO.

1.1. The value of the obligations of CONTRACTING PARTY and of UNIBANCO, resulting from this Contract, will be calculated, separately, by the Calculation Agent, using the Book of Formulas – SPR – SWAP Contracts of CETIP – Clearance and Custody Chamber, in force on this date, available on the site of CETIP (www.cetip.com.br). In the absence of a formula applicable to the Parameter used in this Contract, the value of the obligation will be calculated according to the average value verified with three first class institutions.

1.2 The Parties agree that the rates, indices or prices disclosed by the Central Bank of Brazil, by CETIP, by the Commodities and Futures Exchange – BM&F or by another source of public disclosure, will be used by the Calculation Agent for purposes of determination of the financial results of this Contract, except in the event contemplated in Clause 1.3 below.

1.3. If the rate, index or price to be used in the verification of the final net value due by one Party to the other, in the terms of this Contract, is not available in the official bodies or body responsible for their issue or determination, the Parties hereby irrevocably agree that the Calculation Agent shall adopt the rate, indices or price, which officially substitutes the previous rate, index or price and, in the event of non-disclosure, will perform the calculations necessary for determination of the final value due by one Party to the other, always acting in good faith and within the most ethical limits of the market.

1.4. The Parties hereby recognize as established and agreed, including for collection purposes by execution, the obligations verified by the Calculation Agent, according to this Contract.

LIQUIDATION BY DIFFERENCE

2. The Parties stipulate that, once they become due, their obligations, resulting from this Contract shall be liquidated solely by their difference, as contemplated in Article 816 of the Civil Code, so that: i) if the obligations of CONTRACTING PARTY are in value superior to the obligations of UNIBANCO, the former shall pay to UNIBANCO the surplus difference; or (iii) if the obligations of CONTRACTING PARTY are in a value equal to the obligations of UNIBANCO, no payment shall be made.

EARLY INVOLUNTARY LIQUIDATION

3. Any of the Parties may require early liquidation of this Contract, in the event of the noncompliance, by the other Party, with any obligation contemplated in this Contract. In this case, the early liquidation shall occur in 5 (five) business days counted from the date of receipt, by the Party that did not comply with the obligation, of the notification issued to this effect by the Party, who decrees the early liquidation.

3.1. Without prejudice to the provisions in the heading of this Clause, UNIBANCO may require early liquidation of this Contract if: (i) the CONTRACTING PARTY incurs in arrears with respect to any payment due by it to UNIBANCO by force of any derivative transaction contracted by them; ii) in the event of legitimate protest of a financial instrument against CONTRACTING PARTY in a value, individual or aggregate, equal or superior to R$ 15,000,000.00 (fifteen million reais); iii) CONTRACTING PARTY files for bankruptcy, or has its bankruptcy or civil insolvency required or decreed; if) there is merger, split, incorporation, incorporation of shares, of or by the CONTRACTING PARTY, except among companies of the same economic group as CONTRACTING PARTY, or any other corporate restructuring procedure, or, dissolution of CONTRACTING PARTY, without previous and express consent by UNIBANCO, provided that, at the discretion of UNIBANCO, such corporate restructuring jeopardizes compliance with the obligations resulting herefrom. In this case, the early liquidation shall occur on the date indicated by UNIBANCO.

3.2. Without prejudice to the provisions in the heading of this Clause, CONTRACTING PARTY may demand the early liquidation of the Contract, if there is liquidation or extrajudicial intervention by UNIBANCO.

3.3. The obligations of the Parties, resulting from this Contract shall, further, be liquidated early: i) by supervention of the legal or regulatory rules, any of the Parameters is extinguished; ii) the current operating conditions of the Financial Institutions are altered, so that the transaction contemplated in this Contract is prohibited or has its conditions modified so as to make the transaction unfeasible; or iii) any taxes or contributions, which have a significant impact on this transaction, are created, altered or increase. In this case, the early liquidation shall occur on the day on which are published said legal or regulatory measures.

3.3.1. If, due to any alteration in the legislation or norms, there is an increase in the taxes and contributions accruing on this transaction, or any new tax or contribution accrues thereon, the Parties shall contact each other, by recorded telephone call, to discuss who shall bear with the respective additional costs. If the Parties do not reach an agreement within 3 (three) business days from the beginning of said discussions, any of Parties may liquidate early this transaction, in compliance with the form of calculation set forth in Clause 3.5 below.

3.4. In the event of early liquidation of this Contract, UNIBANCO may compensate its eventual credits resulting from this Contract, with the adjustment of any derivatives transaction (including options), which has been executed with CONTRACTING PARTY and is due or enforceable. In this case, the value of each transaction will be determined according to the respective contract or, in the absence of criteria of verification of this value, according to market practices.

3.5. In the event of early liquidation of this Contract, the obligations of UNIBANCO and of CONTRACTING PARTY, resulting from this Contract, shall be calculated separately, by the Calculation Agent, according to the cost of reinstatement of this derivative transaction for the remaining period, on the date of liquidation, based on market standards and practices, in compliance with the following criteria:

i) the Calculation Agent shall verify the values due, projecting the future value of each obligation, based on the Parameter applicable, and bringing this future value to present value based on a Reversal Rate.

ii) the Reversal Rate, expressed on annual basis, shall be equivalent to the rate in force in the domestic market, at the time of early liquidation, for derivative transactions equivalent to the Transaction, for its remaining period.

3.6. In any of the events contemplated in Clause 3, the liquidation of the obligations of the Parties, resulting from this Contract, shall occur always and exclusively by the difference, according to Clause 2 above.

EARLY VOLUNTARY LIQUIDATION

4. The Parties, by common agreement and at any time, even prior to the Due Date, may decide for the partial or total liquidation of this Contract; for such, both the obligations of UNIBANCO and of CONTRACTING PARTY shall be calculated in the same manner as mentioned in Clause 3.5 above, except with regard to the Reversal Rate and the base value, which, if necessary, shall be established by the Parties, by common agreement, on the date of early liquidation.

4.1. In any of the events contemplated in this Clause, the liquidation of the obligations of the Parties, resulting from this Contract, shall occur always and exclusively by the difference, according to Clause 2, above.

FORM OF PAYMENT

5. The values eventually due by UNIBANCO to CONTRACTING PARTY by force of this Contract, shall be paid by: i) credit in the investment account restricted to the current account of CONTRACTING PARTY, described in the preamble; or ii) TED (Electronic Transfer of Funds) to the Investment Account maintained by CONTRACTING PARTY with another financial institution according to the payment instructions informed by CONTRACTING PARTY.

5.1. The values eventually due by UNIBANCO to CONTRACTING PARTY by force of this Contract shall be paid by: i) debit into current account or investment account restricted to the current account of CONTRACTING PARTY, described in the preamble; or ii) in the case of insufficiency of funds in said accounts, by TED, forwarded by CONTRACTING PARTY, according to the payment instructions informed by UNIBANCO.

5.2. The quittance of the obligations of CONTRACTING PARTY, as contemplated in this Clause, will be subject, depending on the case: i) to effective entry or clearance of the financial resources transmitted by TED; or ii) to the effective availability of limit for withdrawals in the accounts where the respective debits are processed.

5.3. The financial liquidation of this Contract will occur on the Due Date or, in the event of early liquidation, as indicated in Clause 3, or agreed by the parties, in the event of Clause 4.

INTEREST AND ARREARS CHARGES

6. If any of the Parties incurs in arrears with regard to the payment of any obligation assumed in this Contract, on the amount in arrears, from the due date to the date of effective payment, there shall accrue: I) the average rate practiced by the financial market (CDI – EXTRAGROUP disclosed by CETIP), at the time of default; ii) arrears interest at the rate of 1% (one percent) per month. On the outstanding balance, accreted of the arrears charges stipulated above, a non-indemnity fine of 2% (two percent) shall accrue.

6.1. It shall further be due by the Party in arrears the reimbursement of all the expenses incurred with the collection of any credit of the other Party, resulting from this Contract, as well as lawyers’ fees set by the Courts.

DEBIT IN CURRENT OR INVESTMENT ACCOUNT

7. UNIBANCO is, hereby, irrevocably and irreversibly authorized to debit, from the current or investment account restricted to the current account held by CONTRACTING PARTY, indicated in the Preamble, the total or partial amount of any obligations due by it by force of this Contract, at any title.

7.1. The quittance of any of the obligations of CONTRACTING PARTY, resulting from this Contract, is subject to the existence of balance in the current or investment account in which the debit is processed in a value sufficient for its full or partial liquidation.

IMPUTATION OF PAYMENTS

8. Any guarantees paid by force of this Contract shall be imputed, first, in the payment of interest and arrears charges, fines and expenses with collection, if any, and, subsequently, the balance outstanding, in the liquidation of the value of principal of the obligations due.

GENERAL PROVISIONS

9. On the date of liquidation of the obligations resulting from this Contract, the Calculation Agent shall send to CONTRACTING PARTY the “Statement of Settlement of Transaction”, which will be issued according to the models set forth in Attachment I hereof, as applicable, and which will describe the liquidation of this transaction as well as determine the payments, which shall be effected by force thereof.

9.1 Failure to receive the Statement of Settlement of Transaction, contemplated in the heading of this Clause 9 or its untimely receipt shall not release the parties from their obligation to pay the sums due, in the periods and conditions agreed in this Contract. The parties shall request, to the Due Date or to the date of early settlement, by telephone, to the Calculation Agent, the value to be paid or received, in the event of failure to receive or untimely receipt of the Statement of Settlement of Transaction.

9.2. The CONTRACTING PARTY may request clarifications on the sums paid or received under this Contract within 3 (three) days of receipt of the Statement of Settlement of Transaction.

10. The CONTRACTING PARTY declares that it is aware that all its telephone contacts with UNIBANCO, pertaining to this Contract, may be recorded and that said recording, if it occurs, shall constitute sufficient evidence of notification, for purposes of Clause 9.1. above, as well as of any existing agreement by the parties in relation to this Contract, including with relation to determination of the Reversal Rate.

11. None of the Parties may dispose of, assign, transfer or encumber, in any way, its rights or obligations resulting from this Contract, without previous consent, in writing, by the other Party.

12. The transaction resulting from this Contract will be recorded and settled according to the Regulation of the Financial Risks Protection System – SPR, administered with CETIP.

13. The Calculation Agent will be responsible for: (a) calculation of the indices and floating or fixed rates; (b) by the calculation of the monetary value of a currency in relation to another currency; (c) by selection of the bodies or agents responsible for disclosure of the rate, index or price, when those indicated in this Contract are not disclosed; and (d) by the performance of any other function, which has been specified in this Contract as being the responsibility of the Calculation Agent. Whenever the Calculation Agent is requested to act or to exercise judgment in any other way, it will do so in good faith.

14. Without prejudice to the provisions of Clause 10 above, all the alterations to this Contract shall be made by contractual addendum as written.

15. The Parties hereby recognize that TIM, its directors, administrators, employees and eventual subcontractors, are subject to observance and compliance with the “Ethics Code” of TIM, which proscribes that all the business of TIM, including this Contract, be based on respect: (i) for the environment, including regarding disposal of batteries, issuance of pollutants, recycling of waste (ii) the safety and health rules in the workplace, (iii) honesty and transparency to its partners, suppliers, contractors, the market and governmental bodies; (iv) the interests of the company and the Parties, above the individual interests of its employees, representatives and service providers, who may not obtain for themselves or for another, information, opportunities, business, advantages, gifts or benefits, using TIM’s name and reputation or as a result of the performance of their activities. TIM’s Ethics Code is filed at the headquarters of TIM and in all of its establishments, available for public consultation.

ARBITRATION

16. Any disputes or controversies, which may arise among the parties, resulting from or related to the interpretation or performance of this Contract, shall be finally submitted to arbitration, pursuant to the terms of Law 9.307, of September 23, 1996, which shall be conducted according to the Arbitration Regulation of the Brazil-Canada Chamber of Commerce, in force on this date, available, in other ways, on the website www.ccbc.org.br, which the Parties declare to be fully aware of in the act of execution of this Contract (the “Arbitration Regulation”), and according to the provisions of the Arbitration Convention according to Clause 17, below.

ARBITRATION CONVENTION – COMMITMENT CLAUSE

17. When brought as a result of the provisions in Clause 16 above, the arbitration among the parties to this Contract, shall be governed by the following provisions, as well as by those set forth in the Arbitration Regulation.

17.1. The arbitration will have its headquarters in the city of São Paulo – SP, in the Arbitration Center of the Brazil-Canada Chamber of Commerce (“Center”).

17.2. The arbitration proceedings shall occur in Portuguese, the registration of the acts being performed by any means available for this, including shorthand, audiovisual and electronic. Said means shall enable the storage and subsequent consultation by the Parties of data, maintaining the integrity, authorship and authenticity of the information stored intact, at any time.

17.3. Pursuant to the terms of the Arbitration Regulation, the Parties shall deposit, on the date of institution of the Arbitration, 20% (twenty percent) of the value of the fees estimated of the arbiters and all the expenses to be incurred with the bringing of arbitration proceedings, so that each Party bear with equal parts of the totality of the costs involved in the arbitration.

17.3.1. If any of the Parties fails to make the deposit of the values as mentioned in Clause 17.3, above, the other Party will be authorized to make the missing deposit.

17.3.2 The Party who fails to make the deposit as mentioned in Clause 17.3.1 above shall, in addition to the payment of the values mentioned in Clause 17.3 above, pay to the other Party, as a fine, the value equivalent to 20% (twenty percent) of the amount resulting from the sum of the value of the fees estimated of the arbiters and of all expenses to be incurred with the bringing of the arbitration proceedings.

17.4 The Arbitration Court (“Arbitration Court” shall consist of three arbiters, indicated as follows.

17.5 Each of the Parties will indicate an arbiter and his respective deputies, duly identifying them on the occasion of execution of the Arbitration Term.

17.6. If any of the Parties fails to appoint an arbiter, by omission or default, even though it has submitted to arbitration, the arbiter of such Party will be appointed by the Arbitration Center of the Brazil-Canada Chamber of Commerce.

17.7. Pursuant to the terms of the Arbitration Regulation, it is agreed that the third arbiter, who will be the Chairman of the Arbitration Court, will be elected by the arbiters appointed by the Parties, as determined in the items above.

17.8. The Arbitration Court will be authorized, pursuant to the terms of Article 11, IV of the Arbitration Law, to apply, with respect to the merits of the question submitted to the Arbitration Court, the following rules, by order: (i) rules resulting from the uses and customs of the national and international financial market; (ii) Brazilian law, especially norms directed at the Brazilian financial institutions; (iii) general principles of the Law; and (iv) those issued from international treaties and conventions. The arbiters are not authorized to decide by equity.

17.8.1. The normative systems mentioned above shall be applied in the order stipulated above, whereas a previous system may only be pretermitted by the following system of the listing, if the rules of that system, in the grounded opinion of the arbiters, are insufficient to decide on the purpose of the arbitration.

17.9. The Arbitration Court shall expressly prohibit all decisions of an injunctive or provisional nature, in the arbitration proceedings.

17.10. The arbitration sentence will be rendered in the City of São Paulo, in writing, justifying the foundations of the decision and analyzing the matters of fact and of law, at the headquarters of the Center, within 120 days counted from the date of the institution of the arbitration proceeding, corresponding to the date of receipt by the Center of the notification by the Initiating Party of the arbitration proceedings, pursuant to the terms of the Regulation.

17.11. The arbitration sentence rendered will be final and unappealable, generating all the effects of a judicial sentence, including formal and material res judicata.

17.12. The Parties agree to comply with the arbitration sentence faithfully and timely, waiving, hereby, irrevocably and irreversibly, the presentation of any appeal in any instance or Court.

17.13. Pursuant to the terms of Article 31 of the Arbitration Law, any of the Parties may request in Court the execution of the arbitration sentence, with the objective of compelling the other Party to the corresponding compliance, exclusively in the venue of the Judiciary District of the City of São Paulo.

17.14. The arbitration sentence will establish that the defeated party shall reimburse the other party for all and any expenses incurred, including those in connection with the fees of the arbiters and lawyers, established by the Arbitration Court, according to the relevant tables and fees, including in the reimbursement of the amounts advanced pursuant to the terms of Clause 17.3 above.

17.15. The lawyers of the Parties, when constituted pursuant to the terms of the Arbitration Regulation, shall receive a copy of all the communications, notifications, correspondence, notices and other information on the acts and determinations of the Arbitration Court sent to the Parties, sending of information by email, fax or regular post being at the choice of the sender.

17.16. Pursuant to the terms of the Arbitration Regulation, the arbitration proceeding, is strictly confidential. It is prohibited to the members of the Center, to the arbiters and to the Parties themselves, as well as any others eventually involved, to disclose any information related to it, to which they have had access as a result of the job or participation in said procedure, except by express authorization by the Parties.

17.17. The Parties elect the forum of the Judiciary District of São Paulo, State of São Paulo, to settle any claims arising out of this Contract, with waiver of any other, however privileged, provided that the use of the Judiciary respects the limits established in the Arbitration Law, or its purpose is the requirement of urgent legal measures.

17.18. The Parties shall observe and comply with the rules, terms and procedures for compliance with the arbitration procedure, as determined by the Arbitration Regulation.

ACCEPTANCE OF THE COMMITMENT CLAUSE OF THE DERIVATIVES CONTRACT – SWAP:

We declare that we have read, initialed and accepted, expressly and irrevocably, the terms of the arbitration convention, composed by Clause 17 of the DERIVATIVES CONTRACT – SWAP.

TIM CELULAR SA
CONTRACTING PARTY

17.19. To settle eventual doubts and claims, the client may contact its manager. If the expected solution is not achieved, UNIBANCO provides the telephone of its Ombudsman’s Office (0800-7226281).

IN WITNESS WHEREOF, the Parties sign this Contract in 02 (two) counterparts of equal tenor and with the same effect, which are subscribed by two witnesses.

São Paulo, <<OPDATAINISWXDIA>> of <<OPDATAINISWxMESEXT>> OF <<OPDATAINISWxANO>>

        ______________________________________TIM CELULAR
            UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S/A

       _________________________________________________
                                     <<client>>
CONTRACTING PARTY

WITNESSES:

1. ______________________	2.___________________________
Name:	Name:
Taxpayer Register – CPF:	CPF:

MODEL
ATTACHMENT I – STATEMENT OF SETTLEMENT OF DERIVATIVES TRANSACTION – SWAP

São Paulo, ___________________200____

TO
(CONTRACTING PARTY)
Address
Corporate Taxpayer Register - CNPJ/MF:
C/O Mr.

Branch/Investment Account linked to Current Account:

Ref.: DERIVATIVE CONTRACT – SWAP – No. <<OPSWCONTR CLEAR>>, signed on <<OPDATAINSWxxDDMMAA>>

We inform that, on this date, as stipulated in the CONTRACT in reference, the swap transaction specified below is being liquidated, according to the conditions below:

CHARACTERISTICS OF THE SWAP TRANSACTION
1) Settled Base Value	R$
2) Gross Adjustment	R$
3) Income Tax	R$
4) Net Adjustment	R$
5) Date of Transaction	R$
6) Settlement Date	R$
7) Parameter of CONTRACTING PARTY Percentage: ___%Indexer:
9) Parameter of UNIBANCO Percentage:___%Indexer:
10) Reversal Rate (if applicable) ___% p.a.

The debits and credits of values due by force of the CONTRACT shall be made into the Investment Account restricted to the Current Account of CONTRACTING PARTY.

This Statement is an integral part of the relevant CONTRACT, to which it is subordinated inseparably and complementarily.

___________________________________________________
UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S/A
in the capacity of Calculation Agent

WITNESSES:

1. ______________________	2.___________________________
Name:	Name:
Taxpayer Register – CPF:	CPF: